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                                                                  EXHIBIT 10.51


                              EMPLOYMENT AGREEMENT


         AGREEMENT, made April 30, 1997 by and between L-3 Communications Holdings, Inc., a Delaware corporation (the "Company") and Robert V. LaPenta (the "Executive").


                                    RECITALS


         In order to induce Executive to serve as the President and Chief Financial Officer of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

         Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

         It is therefore hereby agreed by and between the parties as follows:

         1. Employment.

         1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term hereof as its President and Chief Financial Officer. In his capacity as the President and Chief Financial Executive Officer of the Company, Executive shall report to the Chief Executive Officer (the "CEO") and shall have the customary powers, responsibilities and authorities of presidents and chief financial officers of corporations of the size, type and nature of the Company, as it exists from time to time, and as are assigned by the CEO.

         1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the President and Chief Financial Officer of the Company commencing as of the date hereof (the "Commencement Date") and agrees to devote his full business time and efforts to the

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performance of services, duties and responsibilities in connection therewith, subject at all times to review and control of the CEO. In addition, during the Initial Term and any Renewal Term, (i) the Company agrees to nominate Executive for election to the Board of Directors of the Company (the "Board") and use its best efforts to cause his election to the Board and Executive agrees to serve on the Board of the Company and (ii) during the Term of Employment, Executive also agrees to serve, if elected, as an officer and/or director of any Subsidiary of the Company, without the payment of any additional compensation therefor. Upon the termination of Executive's employment for any reason, Executive shall resign as a member of the Board of the Company or any Subsidiary of the Company.

         1.3 Nothing in this Agreement shall preclude Executive from engaging in charitable work and community affairs, from managing any investment made by him with respect to which Executive is not substantially involved with the management or operation of the entity in which Executive has invested (provided that no such investment in publicly traded equity securities or other property may exceed 5% of the equity of any entity, without the prior approval of the Board) or from serving, subject to the prior approval of the Board, as a member of boards of directors or as a trustee of any other corporation, association or entity, to the extent that any of the above activities do not materially interfere with the performance of his duties hereunder. For purposes of the preceding sentence, any approval by the Board required therein shall not be unreasonably withheld.

         2. Term of Employment. Executive's term of employment under this Agreement (the "Term of Employment") shall commence on the Commencement Date and, subject to the terms hereof, shall terminate on the earlier of (i) the fifth anniversary of the Commencement Date "Initial Term") or (ii) termination of Executive's employment pursuant to this Agreement. Notwithstanding the foregoing, subsequent to the Initial Term, Executive's

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Term of Employment under this Agreement shall automatically renew annually for one year renewal terms (the "Renewal Term") unless either party shall deliver to the other written notice, at least 90 days prior to the expiration of the Initial Term or any Renewal Term, that the Term of Employment shall not be extended. In such event, the Term of Employment will end at its then scheduled expiration date and shall not be further extended except by written agreement of the Company and Executive.

         3. Compensation.

         3.1 Salary. During the Initial Term of Executive's employment under the terms of this Agreement, the Company shall pay Executive a base salary ("Base Salary") at an initial rate of $500,000 per annum. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. During the Term of Employment, the Board shall, in good faith, review, at least annually, the Executive's Base Salary in accordance with the Company's customary procedures and practices regarding the salaries of senior executives and may, if determined by the Board to be appropriate, increase Executive's Base Salary following such review. Increases in the rate of salary, once granted, shall not be subject to revocation or decrease thereafter, and "Base Salary" for all purposes herein shall be deemed to be a reference to such higher amount.

         4. Employee Benefits.

         4.1 Equity and Stock Options. Simultaneously with the execution of this Agreement, the Company and Executive are entering into the Subscription Agreement, the Option Agreement and the Stockholders' Agreement in the forms attached hereto as Exhibits A, B and C, respectively (the "Ancillary Documents"). Executive shall not be eligible to receive any stock option or other equity incentive other than as set forth in the Ancillary Documents.

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         4.2 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive while employed hereunder with coverage under such employee benefits (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives.

         4.3 Vacation. Executive shall be entitled to twenty (20) business days paid vacation each calendar year, which shall be taken at such times as are consistent with Executive's responsibilities hereunder. Any vacation days not taken during the calendar year in which they are accrued may be carried over into the next subsequent year.

         5. Expenses. Subject to prevailing Company policy or such guidelines as may be established by the Board, the Company will reimburse Executive for all reasonable expenses incurred by Executive in carrying out his duties.

         6. Termination of Employment.

         6.1 Termination Not for Cause or for Good Reason. (a) The Company or Executive may terminate Executive's Term of Employment at any time for any reason by written notice at least thirty (30) days in advance. If Executive's employment is terminated (i) by the Company other than for Cause (as defined in Section 6.2(b) hereof), Disability (as defined in Section 6.3 hereof) or death or (ii) by Executive for Good Reason (as defined in Section 6.1(b) hereof) prior to the end of the Initial Term or any Renewal Term, the Company shall continue to pay Executive's Base Salary through the end of the Initial Term or the Renewal Term (the "Continuation Period"), as the case may be, with such payments to be made in accordance with the terms of Section 3.1. (the "Severance Payments"). In addition, the Company shall continue to provide Executive during the Continuation Period with life insurance, medical and hospitalization benefits (collectively, the "Continuation Benefits") comparable to those provided to other senior executives; provided, however,

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that any such coverage shall terminate to the extent that Executive is offered or obtains comparable life insurance, medical or hospitalization benefits coverage from any other employer during the Continuation Period. Notwithstanding the foregoing, if Executive breaches any provision of Section 11 hereof, the remaining balance of the Severance Payments and any Continuation Benefits shall be forfeited. Executive shall be entitled to receive the benefits, if any, provided under the employee benefit programs, plans and practices referred to in Section 4.2, in accordance with their terms.

         (b) For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

          (i) A reduction by the Company in Executive's Base Salary (in which event Severance Payments shall be made based upon Executive's Base Salary in effect prior to any such reduction); or

         (ii) Any material diminution or material adverse change in Executive's titles, duties or responsibilities, unless due to a promotion or increased responsibility of Executive.

         (c) Termination by Executive for Good Reason shall be made by delivery to the Company by Executive of written notice, given at least 45 days prior to such termination, which sets forth the conduct believed to constitute Good Reason; provided, however, that the Company shall have the opportunity to cure the Good Reason during the first 30 days of such notice period and if the Good Reason is cured within such 30-day period, Executive's notice of termination shall be deemed withdrawn. If no notice is given within 90 days of the event giving rise to Good Reason, the Good Reason shall be deemed waived.

         6.2 Voluntary Termination by Executive; Discharge for Cause. (a) In the event that Executive's employment is terminated (i) by the Company for Cause, as hereinafter defined or (ii) by Executive other than for Good Reason, Disability or death, Executive shall only be entitled to receive (A) any Base Salary accrued but unpaid prior to such termination and (B) any

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benefits provided under the employee benefit programs, plans and practices referred to in Section 4.2 hereof, in accordance with their terms. After the termination of Executive's employment under this Section 6.2, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

         (b) As used herein, the term "Cause" shall be limited to (i) gross neglect of or willful and continuing refusal by Executive to substantially perform Executive's duties hereunder (other than due to death or Disability, as such term is defined in Section 6.3 hereof), (ii) any breach of the provisions of Section 11 of this Agreement by Executive, (iii) willfully engaging in conduct that is demonstrably injurious to the Company or the Company's subsidiaries or affiliates by Executive or (iv) conviction of, or plea of nolo contendere, by Executive to (a) any felony or (b) a misdemeanor involving moral turpitude. Termination of Executive pursuant to this Section 6.2 shall be made by delivery to Executive of written notice, given at least 30 days prior to such Termination, from the Board specifying the particulars of the conduct by Executive set forth in any of clauses (i) through (iv) above. Termination shall be effected by a majority vote of the Board at a meeting at which Executive shall have had the opportunity (along with counsel) to be heard unless within 30 days after receiving such notice, Executive shall have cured Cause to the reasonable satisfaction of the Board; provided, however, that no cure shall be possible if termination for Cause is made pursuant to this Section 6.2(b)(ii) or (iv). As long as Executive is on the Board, he shall reasonably cooperate to cause a valid Board meeting to occur.

         6.3 Disability. In the event of the Disability (as defined below) of Executive during the Term of Employment, the Company may terminate Executive's Term of Employment upon written notice to Executive (or

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Executive's personal representative, if applicable) effective upon the date of receipt thereof (the "Disability Commencement Date"). The obligation of the Company to make any further payments under this Agreement shall, except for earned but unpaid Base Salary, cease as of the Disability Commencement Date; provided, however, that Executive shall continue to receive payments equal to Executive's Base Salary otherwise payable under this Agreement for a period equal to the lesser of (i) six months after the date of the occurrence of the incapacity causing Executive's Disability and (ii) the number of months otherwise remaining in the Term of Employment, in either case, reduced by the amount of any disability payments otherwise payable to Executive under any insurance program of the Company. The term "Disability," for purposes of this Agreement, shall mean Executive's absence from the full-time performance of Executive's duties pursuant to a reasonable determination made in accordance with the Company's disability plan that Executive is disabled as a result of incapacity due to physical or mental illness that lasts, or is reasonably expected to last, for at least six months.

         6.4 Death. In the event of Executive's death during his Term of Employment hereunder or at any time thereafter while payments are still owing to Executive under the terms of this Agreement, all obligations of the Company to make any further payments, other than the obligation to pay any accrued but unpaid Base Salary or remaining payments that were payable to Executive by reason of his termination of employment under Section 6.1 to which Executive was entitled at the time of his death, shall terminate upon Executive's death, and benefits shall become payable under the Company's life and accidental death insurance program in accordance with its terms. Benefits under all other employee benefit programs, plans and practices shall be paid in accordance with their terms.

         6.5 No Further Notice or Compensation. Executive understands and agrees that he shall not be entitled to any further notice or compensation

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upon Termination of Employment under this Agreement, other than amounts specified in this Section 6 and the Ancillary Documents. Executive shall not have any obligation to seek comparable employment following such termination or resignation, nor shall any compensation received from any subsequent employment reduce the Company's obligations hereunder.

         6.6 Executive's Duty to Provide Materials. Upon the termination of the Term of Employment for any reason, Executive or his estate shall surrender to the Company all correspondence, letters, files, contracts, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, and all other materials and records of any kind that are the property of the Company or any of its subsidiaries or affiliates, that may be in Executive's possession or under his control, including all copies of any of the foregoing; provided, however, Executive shall not be required to surrender his personal rolodex, telephone book, appointment book and personal materials acquired by Executive prior to the date hereof.

         7. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

         To the Company:



         with a copy to:

               Alvin H. Brown, Esq.
               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York  10017

         To Executive:

               Robert V. LaPenta
               749 Riversville Road
               Greenwich, CT  06831

         with a copy to:

               Robert C. Schwenkel
               Fried, Frank, Harris, Shriver & Jacobson
               1 New York Plaza
               New York, New York  10004

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Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of sending shall constitute the time at which notice was given.

         8. Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         9. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or, in the case of the Options, by trust for the benefit of Executive's spouse and/or children or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

         10. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

         11. Nondisclosure of Confidential Information; Non-Competition. (a) While employed by the Company, and at any time thereafter, the Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (i) while employed

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by the Company, in the business of and for the benefit of the Company or (ii)
when required to do so by applicable law, by a court, by any governmental agency, or by any administrative body or legislative body (including a committee thereof); provided, however, that Executive shall give reasonable notice under the circumstances to the Company that he has been notified that he will be required to so disclose as soon as possible after receipt of such notice in order to permit the Company to take whatever action it reasonably deems necessary to prevent such disclosure and Executive shall cooperate with the Company to the extent that it reasonably requests him to do so. For purposes of this Section 11(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, its subsidiaries, its affiliates or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

         (b) In consideration of the Company's obligations under this Agreement, Executive agrees that during the period of his employment hereunder and for a period of twelve (12) months thereafter, without the prior written consent of the Board, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any entity which is in competition with the business of the Company or its subsidiaries and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who is or has been employed by the Company or its subsidiaries at any time during the twelve (12) months immediately preceding such solicitation; provided, however, that if the Executive's employment terminates following the

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expiration of the Initial Term, this subsection 11(b) shall only be effective during the period, if any, that the Company pays the Executive the Severance Payments.

         (c) For purposes of this Section 11, an entity shall be deemed to be in competition with the Company if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company as a part of the business of the Company within the same geographic area in which the Company effects such sales or dealings or renders such services. Notwithstanding this subsection 11(c) or subsection 11(b), nothing herein shall (i) prohibit Executive from serving as an officer, employee or independent consultant of any business unit or subsidiary which would not otherwise be in competition with the Company or its subsidiaries, but which business unit is a part of, or which subsidiary is controlled by, or under common control with, an entity that would be in competition with the Company or its subsidiaries, so long as Executive does not engage in any activity which is in competition with any business of the Company or its subsidiaries or (ii) be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.

         (d) Executive agrees that this covenant not to compete is reasonable under the circumstances and will not interfere with his ability to earn a living or to otherwise meet his financial obligations. Executive and the Company agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 11 would

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irreparably injure the Company. Accordingly, Executive agrees that, in the event the Company determines that Executive has breached the covenants contained in this Section 11, the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

         12. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

         13. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 13 are in addition to the survivorship provisions of any other section of this Agreement.

         14. Dispute Resolution; Legal Fees. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by the court with the appropriate jurisdiction in the State of New York. The prevailing party shall be entitled to be reimbursed for any reasonable legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

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         15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

         16. Effect on Prior Agreements. This Agreement and the Ancillary Documents contain the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding, both written and oral, between the Company, any affiliate of the Company or any predecessor of the Company or affiliate of the Company and Executive.

         17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

         18. Survival. Notwithstanding the expiration of the term of this Agreement, the provisions of Section 11 hereunder shall remain in effect as long as is reasonably necessary to give effect thereto in accordance with the terms hereof.

         19. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

                       L-3 Communications Holdings, Inc.

                       By /s/ Michael T. Strianese
                       Name:  Michael T. Strianese
                       Title:  Vice President, Finance and Controller


                        /s/ Robert V. LaPenta
                       Robert V. LaPenta


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

                                                                       EXHIBIT A


                       COMMON STOCK SUBSCRIPTION AGREEMENT

            COMMON STOCK SUBSCRIPTION AGREEMENT, dated as of April 30, 1997 between L-3 Communications Holdings, Inc., a Delaware corporation (the "Company"), and Robert V. LaPenta (the "Purchaser").

            WHEREAS, the Company was recently incorporated for the purpose of consummating the transactions (the "Transactions") contemplated by the Transaction Agreement (as defined below); and

            WHEREAS, the Purchaser desires to subscribe for and acquire from the Company, and the Company desires to issue and sell to the Purchaser, the number of shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), of the Company set forth on Schedule I, as hereinafter set forth.

            NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1. Definitions

            "Active Trading Market" shall mean, as to the Company's common stock, that the Company's common stock is listed or quoted on a national exchange or the NASDAQ National Market.

            "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

            "Board of Directors" shall mean the Board of Directors of the Company.

            "Cause" shall have the meaning given such term in the Employment Agreement.

            "Change of Control" shall mean an acquisition of all or substantially all of the direct and indirect assets of the Company and its subsidiaries (by merger, consolidation, stock or asset sale or otherwise), unless immediately following any such transaction Lehman and LBHI and Lockheed Martin and their Affiliates own 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally of the Company or the acquiror of such assets, as the case may be.

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                                                                               2


            "Class A Common Stock" shall mean the Class A Common Stock, par value $.01 per share, of the Company.

            "Class B Common Stock" shall have the meaning set forth in the recitals of this Agreement.

            "Class C Common Stock" shall mean the Class C Common Stock, par value $.O1 per share, of the Company.

            "Common Stock" shall mean the Class A Common Stock, Class B Common Stock and Class C Common Stock.

            "Cost of the Common Stock" shall mean as at any date $5.00 per share, as appropriately adjusted for stock splits, subdivisions, combinations and similar transactions; provided that in the event any of the Shares Subject to Forfeiture are forfeited, the Cost of the Common Stock shall be an amount per share equal to $15,000,000 divided by the total number of shares of Class B Common Stock purchased hereunder minus the number of Shares Subject to Forfeiture that have been forfeited.

            "Disability" shall have the meaning given such term in the Employment Agreement.

            "Employment Agreement" shall mean the Employment Agreement dated the date hereof between the Purchaser and the Company.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Exercise Price" shall have the meaning given such term in the Option Agreement.

            "Forfeiture Event" shall have the meaning set forth in Section 5.1.

            "FMV per Share" shall mean (i) if determined upon a Public Offering, the offering price per share of common stock; (ii) if determined upon a Change of Control, the value of the equity of the Company divided by the total number of outstanding shares of common stock of the Company; and (iii) otherwise, the fair market value of the equity of the Company, as determined by the Board of Directors in good faith (based on the opinion of an independent nationally-recognized investment banking firm), divided by the total number of outstanding shares of common stock of the Company; provided, however, that in the case of clause (iii) above if there is an Active Trading Market for the shares of any class of the Common Stock at the time of the determination of the FMV per Share, FMV per Share shall be the average of the closing prices of such Shares for the 20 trading days immediately preceding such determination date.

            "Initial Public Offering" shall mean the initial Public Offering (other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

            "Good Reason" shall have the meaning given such term in the Employment Agreement.

            "Initial Holders of Class B Common Stock" shall mean the Purchaser and Lanza.

            "Lanza" shall mean Frank C. Lanza.

            "LBHI" shall mean Lehman Brothers Holdings Inc., a Delaware corporation and the general partner of Lehman.

            "Lehman" shall mean Lehman Brothers Capital Partners III, L.P., a Delaware limited partnership.

            "Lockheed Martin" shall mean Lockheed Martin Corporation, a Maryland corporation.

            "Options" shall mean the options to purchase Class A Common Stock granted to the Purchaser pursuant to the Non-qualified Stock Option Agreement dated as of the date hereof.

            "Option Shares" shall mean the shares of Class A Common Stock received by the Purchaser upon the exercise of any Options.

            "Permitted Transferee" shall mean as to the Purchaser and his Permitted Transferees, his or her spouse or any of his or her lineal descendants or legatees or a testamentary trust for such legatees, or a trust or individual retirement account, the beneficiaries of which or a corporation or partnership the stockholders or partners of which include only the Purchaser, his or her spouse and his or her lineal descendants or a corporation or partnership wholly owned by them.

            "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, limited liability company, unincorporated association, joint venture or other entity of whatever nature.

            "Public Offering" shall mean the sale of shares of any class of the Company's common stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act which results in an Active Trading Market of 25% or more of the outstanding shares of the Company's common stock.

            "Purchaser's Group" shall have the meaning given such term in
Section 4.1.

            "Put/Call Percentage" shall mean, initially, 75%, and such Put/Call Percentage shall be reduced by 15 percentage points on each anniversary (including the first) of the Closing Date.

            "Restriction Lapse" shall have the meaning set forth in Section 5.2.

            "Retirement" shall mean normal retirement under the terms of any tax-qualified retirement plan of the Company, which retirement occurs more than three years after the Closing Date. Any purported retirement by the Purchaser prior to the third anniversary of the Closing Date shall be treated, for purposes of this Agreement, the same as a termination without Good Reason.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "SEC" shall mean the Securities and Exchange Commission.

            "Shares Subject to Forfeiture" shall mean 300,000 (as such number may be subsequently adjusted pursuant to Section 6.1) shares of the Class B Common Stock purchased pursuant hereto.

            "Stockholder" shall mean each of Lockheed Martin, Lehman, LBHI, the Purchaser and Lanza and any other person who becomes party to the Stockholders Agreement pursuant to the terms thereof.

            "Stockholders Agreement" shall mean the Stockholders Agreement dated as of the date hereof among the Company, Lehman, LBHI, Lockheed Martin, the Purchaser and Lanza.

            "Termination of Employment" shall mean a termination of the Purchaser's employment with the Company (regardless of the reason therefor).

            "Transaction Agreement" shall mean the Transaction Agreement dated as of March 28, 1997, as amended, by and among the Company, Lehman, Lockheed Martin, the Purchaser and Lanza.

            "Transactions" shall have the meaning set forth in the recitals of this Agreement.

2. Subscription for and Purchase of Common Stock.

            2.1 Purchase of Common Stock. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Purchaser hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to the Purchaser, on the Closing Date (as defined in Section 2.2), the number of shares of Class B Common Stock at a price per share as set forth on Schedule I, for the aggregate amount (the "Purchase Price") set forth on Schedule I.

            2.2 The Closing. The closing (the "Closing") of the purchase of the Common Stock shall take place simultaneously with and at the same location as the consummation of the Transactions (the "Closing Date"). The Closing shall occur at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, or at such other place as the parties may mutually agree. At the Closing, the Company will deliver to the Purchaser one or more duly executed stock certificates, registered in the Purchaser's name and representing the shares of Class B Common Stock purchased pursuant to Section 2.1, against payment of the Purchase Price therefor by delivery to the Company of immediately available funds in the amount of the Purchase Price representing payment in full for such Class B Common Stock.

            2.3 Conditions to the Obligations of the Parties Hereunder. The obligations of the parties hereto shall be subject to the condition that, substantially simultaneously with the sale to the Purchaser of the Class B Common Stock, the Company shall have received the proceeds of the additional equity and debt financing contemplated by, and necessary to consummate, the Transactions and the Transactions shall have been consummated concurrently therewith.

            2.4 Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

            (a) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly authorized, executed and delivered by the Company and is valid, binding and enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general principles of equity;

            (b) The Class B Common Stock to be issued to the Purchaser pursuant to this Agreement has been duly authorized, and when issued and delivered in accordance with the terms hereof, will be duly and validly issued and, upon receipt by the Company of the funds equal to the Purchase Price, will be fully paid and nonassessable; and

            (c) None of the execution, delivery or performance of this Agreement by the Company will conflict with the Company's certificate of incorporation or by-laws or result in any breach of any terms or provisions of, or constitute a default under, any contract, agreement or instrument to which the Company is a party or by which the Company is bound.

3. Investment Representations and Covenants of the Purchaser.

            3.1 Investment Intention; No Resales. The Purchaser hereby represents and warrants that the Purchaser is acquiring the Class B Common Stock and will be acquiring the Option Shares for investment solely for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. The Purchaser agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of the Class B Common Stock or Option Shares, or solicit any offers to purchase any shares of the Class B Common Stock or Option Shares, unless such transfer, sale, assignment, pledge, hypothecation or other disposition (a) is pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or "blue sky" laws or is pursuant to an available exemption from registration and (b) complies with the provisions of this Agreement and the Stockholders Agreement.

            3.2 Transfers. The foregoing notwithstanding, the Company acknowledges and agrees that the Purchaser may make any transfer to any transferee in accordance with the provisions of the Stockholders Agreement and
Section 6.2 hereof, and that such transfers to a transferee shall be deemed to be in compliance with this Agreement; provided that except as otherwise provided in the Stockholders Agreement, none of the shares of Class B Common Stock or Option Shares may be transferred prior to the fifth anniversary of the Closing Date.

            3.3 Accredited Investor. The Purchaser hereby represents and warrants to the Company that it is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act.

            3.4 Legend. (a) Each certificate representing shares of Common Stock and Option Shares shall bear substantially the following legend:

      THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

      THE SHARES REPRESENTED BY THIS CERTIFICATE ALSO ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS AGREEMENT AND COMMON STOCK SUBSCRIPTION AGREEMENT, EACH DATED AS OF APRIL 30, 1997, COPIES OF WHICH MAY BE OBTAINED FROM L-3 COMMUNICATIONS HOLDINGS, INC. (THE "COMPANY"). NO TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENTS.

            3.5 Common Stock Unregistered. The Purchaser acknowledges and represents that he has been advised by the Company that (a) the offer and sale of the Class B Common Stock and the Option Shares have not been registered under the Securities Act; (b) the Class B Common Stock and the Option Shares must be held indefinitely and the Purchaser must continue to bear the economic risk of the investment in the Class B Common Stock unless the offer and sale of such Class B Common Stock or Option Shares is subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available; (c) there is no established market for the Class B Common Stock or Option Shares and it is not anticipated that there will be any public market for the Class B Common Stock or Option Shares in the foreseeable future; (d) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any securities of the Company, and, except as set forth in Section 3.6, the Company has made no covenant to make such Rule available; (e) when and if shares of the Class B Common Stock or Option Shares may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule; (f) if the Rule 144 exemption is not available, public offer or sale without registration will require compliance with Regulation A or the availability of an exemption under the Securities Act;
(g) a restrictive legend in the form heretofore set forth shall be placed on the certificates representing the Class B Common Stock or Option Shares; and (h) a notation shall be made in the appropriate records of the Company indicating that the Class B Common Stock and the Option Shares are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Class B Common Stock and the Option Shares.

            3.6 Rule 144. If the Company shall have filed a registration statement with respect to the Class B Common Stock or the Option Shares pursuant to the requirements of Section 12 of the Exchange Act or a registration statement with respect to the Class B Common Stock or the Option Shares pursuant to the requirements of the Securities Act (or a registration statement shall have been filed, in either case, with respect to the Class A Common Stock or Class C Common Stock if any shares of the Class B Common Stock have been converted into such other class of Common Stock), the Company will file the reports required to be filed by it under the Securities Act and the Exchange Act to the extent required from time to time to enable the Purchaser to sell shares of Class B Common Stock or the Option Shares, as the case may be (or Class C Common Stock or Class A Common Stock if any shares of the Class B Common Stock have been converted into such other class of Common Stock), without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. If any shares of Class B Common Stock or Option Shares (or Class A Common Stock or Class C Common Stock if any shares of the Class B Common Stock have been converted into such other class of Common Stock) are to be disposed of in accordance with Rule 144 under the Securities Act or otherwise, the Purchaser shall promptly notify the Company of such intended disposition and deliver to the Company at or prior to the time of such disposition such documentation as the Company may reasonably request in connection with such sale and, in the case of a disposition in accordance with Rule 144, an executed copy of Form 144 required to be filed with the SEC (if required by Rule 144). Anything to the contrary contained in this Section 3.6 notwithstanding, the Company may deregister any of its securities under the Exchange Act if it is then permitted to do so pursuant to the Exchange Act.

            3.7 Additional Investment Representations. The Purchaser further represents and warrants that (a) in making his decision to purchase the Common Stock hereby subscribed for or exercise his options to purchase the Option Shares, the Purchaser has relied upon independent investigations made by him and, to the extent believed by the Purchaser to be appropriate, his representatives, including his own professional, financial, tax and other advisors; and (b) the Purchaser has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the terms and conditions of the purchase of the Class B Common Stock and to obtain any additional information which the Purchaser deems necessary.

            3.8 Other Agreements. On the date hereof, the Stockholders Agreement, in the form previously delivered to the Purchaser, will be entered into by the Company, the Purchaser and other parties thereto.

4. Puts and Calls

            4.1 Company's Right to Purchase. (a) In the event of any Termination of Employment (i) by the Company without Cause, (ii) due to resignation by the Purchaser with Good Reason or (iii) due to the Purchaser's Retirement, the Company shall have the right to purchase, and the Purchaser and his Transferees (hereinafter referred to as the "Purchaser's Group") shall be required upon exercise of such right to sell to the Company (or its designee), a number of shares of the Class B Common Stock or Class C Common Stock, as the case may be, and the Option Shares equal to the total number of shares of the Class B Common Stock and the Option Shares held by the Purchaser's Group times the Put/Call Percentage in effect as of the date of Termination of Employment at a per share price equal to the FMV per Share as of the date of such Termination of Employment.

             (b) In the event of any Termination of Employment due to death of the Purchaser or Disability of the Purchaser, the Company shall have the right to purchase, and the Purchaser's Group shall be required upon exercise by the Company of such right to sell to the Company (or its designee) all of the Class B Common Stock or Class C Common Stock, as the case may be, and Option Shares held by the Purchaser Group at a per share price equal to the FMV per Share as of the date of such Termination of Employment; provided that in the event of the death of the Purchaser, the Purchaser's executors, administrators, testamentary trustees, legatees or beneficiaries may elect to retain 20% of the Class B Common Stock.

            (c) In the event of any Termination of Employment for Cause or resignation by the Purchaser without Good Reason, the Company shall have the right and option to purchase, and the Purchaser's Group shall be required upon exercise by the Company of such right to sell to the Company, all of the Class B Common Stock or Class C Common Stock, as the case may be, and the Option Shares held by the Purchaser's Group at a per share price equal to the lesser of (i) in the case of the Class B Common Stock, the Cost of the Common Stock plus interest thereon accrued from the Closing Date at a rate equal to the appropriate applicable federal rate as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended, or, in the case of Option Shares, the price paid upon exercise of the Option with respect to such Option Shares and (ii) the FMV per Share as of the date of such Termination of Employment.

            (d) If the Company desires to exercise its right to purchase all of the Class B Common Stock or Class C Common Stock, as the case may be, and Option Shares following any Termination of Employment, the Company shall not later than 75 days after the date of such Termination of Employment send written notice to the Purchaser and each member of the Purchaser's Group of its intention to purchase such Class B Common Stock or Class C Common Stock, as the case may be, and Option Shares. If the Company decides not to exercise such right, the Company shall not later than 75 days after the date of such Termination of Employment send written notice to the Purchaser and each member of the Purchaser's Group of its intention not to exercise such right. The closing of such purchase shall take place at the principal office of the Company within 30 days after the giving of such written notice by the Company. The Company's rights to purchase under this Section 4.1 may not be exercised in part.

            4.2 Purchaser's Right to Put. (a) In the event of any Termination of Employment (i) by the Company without Cause, (ii) due to resignation by the Purchaser with Good Reason or (iii) the Purchaser's Retirement, the Purchaser's Group shall have the right to put to the Company, and the Company shall be required upon exercise of such right to purchase (or cause its designee to purchase) a number of shares of Class B Common Stock or Class C Common Stock, as the case may be, and the shares equal to the total number of shares of Class B Common Stock or Class C Common Stock, as the case may be, and the Option Shares held by the Purchaser's Group times the Put/Call Percentage in effect as of the date of Termination of Employment at a per share price equal to the FMV per Share as of the date of such Termination of Employment.

            (b) In the event of any Termination of Employment due to Disability of the Purchaser or death of the Purchaser, the Purchaser's Group shall have the right to put to the Company, and the Company shall be required upon exercise of such right to purchase (or cause its designee to purchase) all of the Class B Common Stock or Class C Common Stock, as the case may be, and Option Shares held by the Purchaser's Group at a per share price equal to the FMV per Share as of the date of such Termination of Employment.

            (c) The rights of the Purchaser's Group under Section 4.2(a) and (b) may only be exercised by holders of not less than a majority of the total shares of Class B Common Stock or Class C Common Stock, as the case may be, and Option Shares held by the Purchaser's Group and the decision to exercise such rights will be binding upon each member of the Purchaser's Group. If the Purchaser's Group desires to exercise its rights pursuant to this Section 4.2 following any Termination of Employment, the Purchaser's Group shall give written notice of such intent to the Company no later than the earlier of (i) 90 days after the Company gives notice that it will not exercise its rights under Section 4.1 and
(ii) 15 days after the expiration of the Company's rights under Section 4.1. The closing of such purchase shall take place at the principal office of the Company within 30 days after the giving of such written notice to the Company. The Purchaser's Group's rights to put under this Section 4.2 may not be exercised in part.

            4.3 Payment of Purchase Price by the Company. Notwithstanding the foregoing, the Company shall not be required to purchase for cash any shares of Common Stock pursuant to Section 4.1 or 4.2 if (a) such purchase would be or would result in a violation by the Company or any of its subsidiaries of (i) the terms of any debt agreements or other documents related thereto to which the Company or any of its subsidiaries is a party or (ii) applicable law or (b) the Board of Directors (excluding Messrs. Lanza and LaPenta or their respective nominees) unanimously determines that such purchase would be reasonably likely to materially impact the Company's available cash, require unsuitable additional debt to be incurred or otherwise have a material adverse effect on the financial condition of the Company. If the Company is precluded from paying for all or any portion of the shares of Common Stock in cash pursuant to the preceding sentence, the Company shall issue a subordinated note to the Purchaser in respect of the shares not purchased for cash or a member of the Purchaser's Group which note shall be repaid in cash (i) from the proceeds obtained by the Company from the sale of Common Stock in an Initial Public Offering and (ii) at such time that the Board of Directors determines that the conditions described in the preceding sentence no longer exist; provided, that such note shall (A) bear pay-in-kind interest at a rate per annum which, in the opinion of an independent, mutually acceptable nationally-recognized investment banking firm, will result in such note having a fair market value on the date of issuance equal to the aggregate principal amount thereof, (B) be payable in full on April 30, 2007 except as otherwise provided herein, (C) be subordinated to the Company's obligations under any guarantee of any bank credit obligations of its subsidiaries and (D) contain such other covenants, events of default and other terms and conditions customary for notes of that kind. If in connection with the exercise of rights pursuant to Section 4.1 or 4.2, the Company is required to issue a subordinated note, at the request of the Purchaser (or the holders of not less than a majority of the total number of shares of Class B Common Stock, Class C Common Stock and Option Shares held by the Purchaser's Group), the Company (by action of the Board of Directors) will in good faith endeavor to cause L-3 Communications Corporation ("L-3") to purchase the shares to be purchased pursuant to Section 4.1 or 4.2 in exchange for the issuance of a subordinated note so long as such purchase is permitted by the terms of any debt agreements or other documents related thereto to which L-3 or any of its subsidiaries is a party; provided that in no event shall the Company (or the Board) be required to cause L-3 to purchase such shares unless in its judgment such purchase on the terms set forth herein would not have a material adverse impact on L-3's ability to raise debt financing on commercially reasonable terms. Any subordinated note issued by L-3 pursuant to the foregoing shall contain such covenants, events of default and other terms and conditions customary for notes of that kind, including terms described in (A) - (C) above, except that (i) interest on such note shall be payable in cash and (ii) such note shall be payable in full on August 15, 2007 except as otherwise provided herein and shall be subordinated to L-3's obligations under any bank credit obligations or senior subordinated debt. In the event that the Company is precluded from paying for all or any portion of the shares of Common Stock in cash because such purchase would be or would result in a violation by the Company or any of its subsidiaries of the terms of any debt agreements or other documents related thereto to which the Company or any of the subsidiaries is a party, the Company shall use its reasonable best efforts to obtain, or cause any such subsidiary to obtain, a waiver under such debt agreements or other agreements of such term or terms to allow the Company to pay for all or any portion of the shares of Common Stock in cash.

             4.4 Termination of Put/Call Rights. The rights and obligations set forth in this Section 4 shall lapse upon a Public Offering.

5. Shares Subject to Forfeiture

            5.1 Forfeiture Events. If prior to the third anniversary of the Closing Date, there is a Termination of Employment of the Purchaser for Cause or the Purchaser resigns without Good Reason or retires, then all of the Shares Subject to Forfeiture shall be forfeited (whether or not then held by Purchaser) (each such event, a "Forfeiture Event").

            5.2 Lapse of Forfeiture Restrictions. (a) The Shares Subject to Forfeiture shall no longer be subject to forfeiture upon the earliest to occur of the following events (each such event, a "Restriction Lapse"): (i) the date of death of the Purchaser; (ii) the date of Disability of the Purchaser; (iii) the date that the Purchaser resigns for Good Reason or is terminated without Cause; (iv) the date that the Company consummates a Public Offering at a FMV per Share of at least $6.47; (v) the date of the closing of a transaction resulting in a Change of Control or any other transaction involving the acquisition by a Person other than an Affiliate of Lehman of shares of Class A Common Stock representing 10% or more of the Class A Common Stock held by Lehman and LBHI (and their Permitted Transferees, as such term is defined in the Stockholders Agreement) on the Closing Date), in each case yielding a price per share in such transaction of at least $6.47; (vi) the first date following a Public Offering that the FMV per Share based on the average of the closing sales prices for the 20 trading days prior to such date equals or exceeds $6.47; or (vii) the date of consummation of a transaction referred to in Section 5.1(ii) (c). Shares Subject to Forfeiture shall be deemed no longer subject to forfeiture immediately prior to the occurrence of the Restriction Lapse referred to in clause (iv) or (v) of this Section 5.2.

            (b) Notwithstanding the foregoing, the Shares Subject to Forfeiture shall no longer be subject to forfeiture on the date that is nine years after the Closing Date (but only to the extent that the Shares Subject to Forfeiture have not previously been forfeited). Any such lapse of the restrictions on the Shares Subject to Forfeiture pursuant to this Section 5.2(b) shall be a "Restriction Lapse".

            5.3 Conversion. (a) Upon the later to occur of (i) the consummation of the Initial Public Offering and (ii) such time as there shall have occured a Forfeiture Event or Restriction Lapse as to both of the Initial Holders of Class B Common Stock, all of the Class B Common Stock held by the Purchaser's Group shall be converted to shares of Class A Common Stock in accordance with the terms of the Certificate of Incorporation of the Company.

            (b) Upon the occurrence of a Forfeiture Event or Restriction Lapse with respect to the Purchaser that occurs prior to both the consummation of the Initial Public Offering and the occurrence of a Forfeiture Event or Restriction Lapse with respect to the other Initial Holder of Class B Common Stock, all of the Class B Common Stock held by the Purchaser's Group shall be converted to shares of Class C Common Stock in accordance with the terms of the Certificate of Incorporation of the Company.

6. Miscellaneous.

            6.1 Recapitalization, Exchanges, Etc., Affecting Common Stock. The provisions of this Agreement shall apply, to the full extent set forth herein, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect or upon conversion of, in exchange for, or in substitution of the Class B Common Stock purchased pursuant hereto (or the Class A Common Stock or Class C Common Stock to which such Class B Common Stock has been converted, as the case may be) and the Option Shares, by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. In the event that any of the foregoing events shall occur, then and in each such case, the number of shares and price per share of Class B Common Stock purchased pursuant to this Agreement (or the Class A Common Stock or Class C Common Stock to which such Class B Common Stock has been converted, as the case may be) and any terms of this Agreement referring to such number of shares or price per share and the number of Option Shares received by the Purchaser upon the exercise of any Options shall, in each such case, be equitably and appropriately adjusted.

            6.2 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. In the case of a transferee permitted under Section 3.2 hereof, such transferee shall be deemed to be the Purchaser hereunder; provided, however, that no transferee (including, without limitation, transferees referred to in Section 3.2 hereof) shall derive any rights under this Agreement unless and until such transferee has delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement.

            6.3 Amendment. This Agreement may be amended only by a written instrument signed by the Company and holders of a majority of the Class B Common Stock purchased pursuant hereto and the Option Shares, and any such amendment shall be effective against the Company and all holders of the Class B Common Stock and Option Shares.

            6.4 Applicable Law. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement.

            6.5 Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered by hand (whether by overnight courier or otherwise) or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed:

             (a)   If to the Company, to it at the following address:
                   L-3  Communications Holdings, Inc.
                   600 Third Avenue
                   New York, New York 10016

                   Attn:   General Counsel

            With a copy to:

                   Simpson Thacher & Bartlett
                   425 Lexington Avenue
                   New York, New York 10017

                   Attn:   David Chapnick

             (b) if to the Purchaser, to it at the following address:

                   Robert V. LaPenta
                   L-3 Communications Holdings, Inc.
                   600 Third Avenue
                   New York, New York 10016

             With a copy to:

                   Fried, Frank, Harris, Shriver and Jacobson
                   One New York Plaza
                   New York, New York 10004

                   Attn:  Robert C. Schwenkel

or at such other address as either party shall have specified by notice in writing to the other.

            6.6 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Stockholders Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter other than such agreements and understandings set forth in the Stockholders Agreement.

            6.7 Counterparts. This Agreement may be executed in two or more of which together shall constitute one counterparts, each of which shall be deemed an original and and the same instrument.

            6.8 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

             IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               L-3 COMMUNICATIONS HOLDINGS, INC.

                               By:
                                   -----------------------------
                                   Name:
                                   Title:

                               ROBERT V. LAPENTA

                               ---------------------------

                                   SCHEDULE I

Number of Shares
of Class B Common              Purchase Price
Stock                            Per Share             Aggregate Amount
-----------------              ---------------         ----------------
1,500,000                       $5.00                  $7,500,000

                                                                       EXHIBIT B

Option Agreement Form - Please see Exhibit 10.9 to the Registration Statement.

                                                                       EXHIBIT C

Stockholders' Agreement Form - Please see Exhibit 10.3 to the Registration Statement.